Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Alzamend Neuro, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock	Rule 457(c)	75,775,110 (2)	$0.6893 (3)	$52,231,783.32 (3)	$0.00015310	$7,996.69	-	-	-	-

Fees Previously Paid	-	-	-	-	-	-	-	-	-	-	-	-

Carry Forward Securities

Carry Forward Securities	-	-	-	-	-	-	-	-	-	-	-	-

	Total Offering Amounts					$52,231,783.32 (3)		$7,996.69

	Total Fees Previously Paid							$0

	Total Fee Offsets							$0

	Net Fee Due							$7,996.69

(1)	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable pursuant to that certain purchase agreement by and between Alzamend Neuro, Inc. and Orchid Finance LLC dated as of February 28, 2025 (the “Purchase Agreement”), as amended by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of the common stock, as applicable.

(2)	Represents 74,775,110 shares of the Company’s common stock issuable upon the conversion of the Series C Convertible Preferred Stock of the Company and 1,000,000 shares of the Company’s common stock issuable upon the exercise of the warrants to be sold by the Company to the selling stockholder pursuant to the Purchase Agreement.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock, as reported on The Nasdaq Capital Market on March 12, 2025, which date is within five business days prior to the filing of this registration statement.